Exhibit 99.6
March 22, 2006
Mr. Fred W. Broling
Mr. Mark W. Mealy
Mr. Daryl R. Lindemann
Mr. Brian L. Geiger
Mr. Brian R. Doolittle
Mr. David M. Stratton
Mr. Robert J. Janeczko
Mr. Jerry Bates
Mr. Eric Johnson
Mr. Randy Wright
Mr. Paul Jagow
Mr. David Nicholson
Mr. Rodney Harrison
Mr. Thomas Lauerman
Mr. Dan Wabel
     Re:        Waiver of Voting Agreement
     Gentlemen:
     Reference is hereby made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 22, 2006, by and among Morton Industrial Group, Inc., a Georgia corporation (the “Company”), MMC Precision Holdings Corp., a Delaware corporation (“Parent”), and MMC Precision Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing, among other things, for the acquisition of the Company by Parent, such acquisition to be accomplished through a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. Reference is also hereby made to that certain Voting Agreement (as amended, modified or supplemented from time to time, the “Voting Agreement”), dated as of January 20, 1998, pursuant to which each of you (collectively, the “Other Shareholders”) granted to the undersigned an irrevocable proxy, and appointed the undersigned as your attorney-in-fact, to vote all of the shares of Class A Common Stock, par value $0.01 per share, of the Company owned by each of you (collectively, the “Shares”) with regard to all matters to be voted upon by stockholders of the Company.
     Solely in connection with any meeting of the stockholders of the Company called to consider and vote to approve either (i) the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including any other matter that is on the ballot or written consent related thereto, or (ii) a Company Takeover Proposal (as defined in the Merger Agreement), the undersigned hereby waives any rights under, and releases each Other Shareholder from all of the provisions of, the Voting Agreement, including without limitation, any rights of the undersigned to vote the Shares by proxy at such meeting or by written consent related thereto.
     Except as specifically set forth in this letter agreement, the Voting Agreement shall remain in full force and effect in accordance with its respective terms and is hereby ratified and confirmed. This letter agreement shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Voting Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Voting Agreement. This letter agreement shall not constitute an agreement or obligation of any party to consent to, waive, modify or amend any other term, condition, subsection or section of the Voting Agreement.
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     This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours,

William D. Morton